Federal Home Loan Bank of Des Moines
announcement

August 9, 2013

FHLB Des Moines Approves Second Quarter 2013 Dividend

The FHLB Des Moines Board of Directors has approved a second quarter 2013 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for FHLB Des Moines on both subclasses of capital stock outstanding was 2.59 percent. However, the effective combined dividend rate on the total stock held by each member will depend on their level of activity with the Bank during the second quarter.

These dividends will total $13.1 million, which represents 84 percent of net income for the second quarter, and are expected to be paid on August 12, 2013. Average three-month LIBOR and average Federal funds rates for the second quarter 2013 were 0.28 percent and 0.12 percent, respectively.

The Bank has also filed its Second Quarter 2013 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in a Form 8-K earnings release filed with the SEC on July 29, 2013. The Bank will hold a Member Relations Conference Call on August 20, 2013 to discuss the financial results.

Additional financial information is provided in the Bank's Second Quarter 2013 Form 10-Q available at www.fhlbdm.com or www.sec.gov.